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SEC 1344
(7-2000)      PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF
Previous      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
versions      UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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SEC FILE NUMBER: 000-21924
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CUSIP NUMBER: 591647102
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K [ ] Form 10-Q
[ ] Form N-SAR

For Period Ended: December 31, 2001
                  --------------------
[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ______________

=================================================================================================
          Read Instruction (on back page) Before Preparing Form. Please Print or Type.
=================================================================================================
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
=================================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Part III, Items 10, 11, 12 and 13

-------------------------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION
Metrocall, Inc.
-------------------------------------------------------------------------------------------------
Full Name of Registrant
N/A
-------------------------------------------------------------------------------------------------
Former Name if Applicable
6677 Richmond Highway
-------------------------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)
Alexandria, VA 22306
-------------------------------------------------------------------------------------------------
City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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
   [X]        (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   [X]        (b)     The subject annual report, semi-annual report, transition
                      report on Form 10-K, Form 20-F,11-K or Form N-SAR, or
                      portion thereof, will be filed on or before the fifteenth
                      calendar day following the prescribed due date; or the
                      subject quarterly report of transition report on Form
                      10-Q, or portion thereof will be filed on or before the
                      fifth
   [ ]        (c)     The accountant's statement or other exhibit required by Rule 12b-25(c)
                      has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file timely its Form 10-K/A containing the information required by Part III, Items 10, 11, 12 and 13 for the period ended
December 31, 2001 without unreasonable effort and expense. Management has given almost exclusive attention to meetings, planning and negotiations concerning its previously announced expectation of a plan of reorganization filing under Chapter 11. As a consequence, it will not be possible for management to complete the Form 10-K/A by the prescribed due date. The Registrant expects to file its Form 10-K/A containing the information required by Part III, Items 10, 11, 12 and 13 for the period ended December 31, 2001 within 15 calendar days following the prescribed due date.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

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
          Vincent D. Kelly                     703                     660-6677
          -----------------             ----------------         --------------------
             (Name)                        (Area Code)           (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 Metrocall, Inc.
                     --------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  4/30/02        By /s/ VINCENT D. KELLY
     -------------      -----------------------------------------------
                        Name:  Vincent D. Kelly
                        Title:  Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.